ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of March 6, 1996 (the "Agreement"), by and among Atlantic Restaurants, Inc., a Delaware corporation ("Buyer"), Bahrain International Bank (E.C.), an exempt joint stock company organized under the laws of Bahrain and the ultimate parent company of Buyer ("BIB"), Carrols Holdings Corporation, a Delaware corporation ("Holdings"), Carrols Corporation, a Delaware corporation (the "Company"), the selling shareholders (the "Selling Shareholders") listed on Schedule I and, to the extent applicable, Schedule III to the Securities Purchase Agreement (as defined below), and Baer Marks & Upham LLP, as escrow agent (or any successor escrow agent pursuant to Section 4(h) hereof) ("Escrow Agent"). The Selling Shareholders as a group shall be represented by Alan Vituli (the "Selling Shareholders Representative"). Those Selling Shareholders listed on
Schedule II to the Securities Purchase Agreement are defined therein as "Principal Managers". Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.


                 W I T N E S S E T H:

    WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings, the Company, the Selling Shareholders, Buyer and BIB are entering into a Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), providing for the sale by the Selling Shareholders to Buyer of a significant part of the issued and outstanding shares of common stock, together with a significant part of securities that are convertible into or exercisable or exchangeable for shares of common stock, (collectively, the "Securities") of Holdings;

    WHEREAS, pursuant to Section 2.02 of the Securities Purchase Agreement, BIB, on behalf of Buyer, has agreed to deposit with Escrow Agent, upon the execution of the Securities Purchase Agreement (such date being the "Deposit Date"), the amount of $7,500,000, which amount shall be deposited in a separate interest bearing account pursuant to the terms and conditions stated in this Agreement; and

    WHEREAS, the parties desire that Escrow Agent shall hold, and Escrow Agent has agreed to hold, all amounts delivered to and deposited with Escrow Agent hereunder in escrow upon the terms and conditions provided in this Escrow Agreement;

    NOW, THEREFORE, in consideration of the execution of the Securities Purchase Agreement and the mutual covenants and agreements set forth herein, the parties hereto mutually agree as follows, and, in consideration of the mutual covenants set forth herein, Escrow Agent agrees as follows:
    1. ESCROW DEPOSIT. Concurrently with the execution and delivery of this Agreement, BIB, on behalf of Buyer and to secure Buyer's obligation to purchase and pay for the Securities pursuant to the terms of the Securities Purchase Agreement, is delivering $7,500,000, by wire transfer of immediately available funds, to Escrow Agent (such $7,500,000 shall hereinafter be referred to as the "Escrow Deposit"), to be held by Escrow Agent in escrow upon the terms and conditions hereinafter provided. Escrow Agent hereby acknowledges receipt of the Escrow Deposit.

    2. INVESTMENT OF ESCROW DEPOSIT. Following the delivery of the Escrow Deposit to Escrow Agent, Escrow Agent shall promptly cause the Escrow Deposit to be deposited in a separate interest bearing account (the "Escrow Account"). For the purposes of this Agreement, the Escrow Deposit means the Escrow Deposit being delivered to Escrow Agent at the Deposit Date, in whatever form held, but shall not include any interest, interest earned on interest, and other income earned thereon (the "Escrow Interest").

    3. DISPOSITION OF ESCROW DEPOSIT. Escrow Agent will hold the Escrow Deposit in its possession under the provisions of this Agreement until authorized hereunder to deliver the Escrow Deposit or any specified portion thereof as follows:

        (a) On the Closing Date (as defined in Section 1.03 of the Securities Purchase Agreement), Escrow Agent shall, upon receipt of joint written instructions from Buyer and the
Selling Shareholders Representative and in accordance therewith, disburse the Escrow Deposit held on such date to the Selling Shareholders Representative, less the amounts, if any, covered by the Buyer's Purchase Price Claim Notice (as defined below) pursuant to clause (i) of this subsection (a). Escrow Agent shall retain in the Escrow Account such amounts and shall only release such funds in accordance with clause
(ii) of this subsection (a).

        (i) If the Closing (as defined in Section 1.03 of the Securities Purchase Agreement) occurs prior to final determination of the Purchase Price adjustments pursuant to
Section 1.04 of the Securities Purchase Agreement (including the dispute resolution mechanisms contained therein), Escrow Agent shall, at Closing, disburse the Escrow Deposit held on such date to the Selling Shareholders Representative, less any amounts covered by any claim notice (the "Buyer's Purchase Price Claim Notice") delivered by Buyer to the Escrow Agent on or prior to the Closing Date (the "Disputed Purchase Price"); PROVIDED, THAT, and only to the extent that, such Disputed Purchase Price satisfies the criteria for the holding back of disputed amounts by Escrow Agent set forth in the last sentence of Section 1.04 (c) of the Securities Purchase Agreement. The Buyer's Purchase Price Claim Notice shall include, with reasonable specificity, the basis of Buyer's dispute and the amount thereof.

        (ii)Escrow Agent shall only release and deliver the Disputed Purchase Price upon receipt of and in accordance with
(a) joint written instructions of Buyer and the Selling Shareholders Representative or (b) written instructions of Buyer or the Selling Shareholders Representative certifying that the dispute with respect to the Disputed Purchase Price has been determined and resolved by the Third Accounting Firm (as defined in Section 4.01(c) of the Securities Purchase Agreement), which instructions shall be accompanied by a true and complete copy of such determination.

        (b) In the event that the Securities Purchase Agreement is terminated as provided thereunder, the party or parties terminating the Securities Purchase Agreement shall within five (5) business days thereafter notify Escrow Agent in writing of such termination (the "Notice of Termination", and the date of receipt of such notice, the "Notice Date") and Escrow Agent shall mail a copy of such Notice of Termination to the non-terminating party, to the extent applicable, within five (5) business days following the Notice Date. Following completion of the Escrow Waiting Period (as defined below), Escrow Agent shall deliver the Escrow Deposit (including any accrued but undistributed Escrow Interest) by wire transfer of immediately available funds to BIB, less the amount of any Termination Claims (as defined below) for which written notice was timely given by the Selling Shareholders Representative as set forth in clause (i) of this subsection (b). Thereafter, Escrow Agent shall retain in the Escrow Account the aggregate amount of any Termination Claims and shall only release such funds in accordance with clause (ii) of this subsection (b).

        (i) If the Securities Purchase Agreement has terminated and the Selling Shareholders Representative determines that a Termination Claim is chargeable against the Escrow Deposit, the Selling Shareholders Representative shall notify Buyer and Escrow Agent in writing of the Termination Claim (the "Seller's Termination Claim Notice") within ten
(10) business days (the "Escrow Waiting Period") of (A) such termination of the Securities Purchase Agreement (if the Securities Purchase Agreement was terminated by the Selling Shareholders Representative (alone or with Buyer)) or (B) receipt of the Notice of Termination from Escrow Agent (if the Securities Purchase Agreement was terminated by Buyer), identifying such Termination Claim with reasonable specificity, including the amount thereof. A "Termination Claim" shall be any claim by the Selling Shareholders Representative pursuant to the Securities Purchase Agreement.

        (ii)Unless Escrow Agent receives the Buyer's Termination Claim Reply (as defined below) from Buyer within ten (10) business days following the receipt by Buyer of the Seller's Termination Claim Notice (the "Buyer's Reply Period"), Escrow Agent will release and deliver to the Selling Shareholders Representative free and discharged from this Agreement, that portion of the Escrow Deposit equal to the amount of the Termination Claim, except to the extent disputed as provided below. Buyer shall have the right to dispute any Termination Claim asserted by the Selling Shareholders Representative pursuant to clause (i) of this subsection (b) by delivering to Escrow Agent and to the Selling Shareholders Representative, within the Buyer's Reply Period, written notice (the "Buyer's Termination Claim Reply") that it disputes the matters set forth in the Seller's Termination Claim Notice. The Buyer's Termination Claim Reply shall include, with reasonable specificity, the basis of Buyer's dispute and the amount thereof. Upon receipt of the Buyer's Termination Claim Reply, Escrow Agent, except as hereinafter provided, shall retain in the Escrow Account the amount of such disputed Termination Claim ("Disputed Funds"). Escrow Agent shall only distribute the Disputed Funds upon receipt of and in accordance with (i) joint written instructions of Buyer and the Selling Shareholders Representative or (ii) written instructions of Buyer or the Selling Shareholders Representative certifying that the dispute with respect to any and all such Disputed Funds has been determined and resolved by entry of a final order, decree or judgment by a court of competent jurisdiction in the United States (the time for appeal therefrom having expired and no appeal having been perfected), or consent to entry of any judgment concerning a Termination Claim, which instructions shall be accompanied by a true and complete copy of any such order, decree or judgment certified by the clerk of such court.

        (c) Prior to the Closing Date, Escrow Agent shall distribute to BIB the then accrued Escrow Interest, if any, on the last day of each calendar month following the date hereof. Any Escrow Interest earned prior to the Closing Date, but not distributed to BIB before such date, shall be distributed to BIB on the Closing Date. Interest accrued on the Escrow Deposit from and after the Closing Date shall be disbursed by the Escrow Agent on a pro-rata basis among the parties ultimately receiving the Escrow Deposit. In the event that any amounts are held as Disputed Purchase Price or Disputed Funds as provided in subsections (a) or (b) above, the Escrow Interest attributable thereto shall be retained by Escrow Agent in the Escrow Account and shall be delivered by Escrow Agent to the party which ultimately receives such Disputed Purchase Price or Disputed Funds, as the case may be, or, if both parties ultimately prevail, in accordance with their respective interests therein.

    4.  RESPONSIBILITY OF ESCROW AGENT

        (a) Escrow Agent undertakes to perform only such duties as are specifically set forth herein. Anything herein to the contrary notwithstanding, Escrow Agent's sole duties under this Escrow Agreement shall be (i) to hold the Escrow Deposit in escrow in accordance with the terms hereof, (ii) to invest the Escrow Deposit in accordance with this Agreement and (iii) to follow the instructions regarding the disposition of the Escrow Deposit and the Escrow Interest as set forth in
Section 3 hereof.

        (b) Escrow Agent, after having fully delivered the Escrow Deposit and Escrow Interest, if any, pursuant hereto, shall be discharged from any further obligations hereunder. Buyer and the Selling Shareholders jointly and severally agree to indemnify Escrow Agent and hold it harmless against any and all expenses, including reasonable counsel fees and disbursements, or losses suffered by Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the service of Escrow Agent hereunder, the monies held by it hereunder or any income earned from investment of such monies; PROVIDED, HOWEVER, that this indemnity shall not apply to any such expense or loss that is the result of Escrow Agent's gross negligence or willful misconduct. Promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; but the failure by Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to Escrow Agent hereunder. The indemnities in this Section 4(b) shall survive the resignation of Escrow Agent and the termination of this Agreement.

        (c) Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and it shall be fully protected in acting in accordance with any written instructions given to it hereunder and reasonably believed by it to have been signed by the parties hereto or proper officers or other representatives of the parties hereto. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

        (d) It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Deposit or the Escrow Interest, Escrow Agent shall have the right to (but shall not be obligated to) retain in its possession, without liability to anyone, all or any part of such Escrow Deposit or the Escrow Interest until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States and time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

        (e) Escrow Agent shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees and expenses if actually incurred by Escrow Agent in connection with the use of outside attorneys) incurred or made by it in performance of its duties hereunder. Such reasonable disbursements, expenses and advances shall be shared by Buyer and the Selling Shareholders (or by Buyer and the Company if the Securities Purchase Agreement is terminated as provided thereunder) upon request by Escrow Agent (which shall not be made more than once during any one-month period commencing with the one-month period beginning on the date hereof) and, in the case of any such reimbursement, upon submission to Buyer and the Selling
Shareholders Representative (or to Buyer and the Company if the Securities Purchase Agreement is terminated as provided thereunder) of a reasonably detailed itemized statement relating to the amounts to be reimbursed.

        (f) No party shall have the right to withdraw or receive any of the amounts held in the Escrow Deposit or the Escrow Interest except as provided herein.

        (g) Escrow Agent shall not be entitled to proceed against the Escrow Account, nor shall Escrow Agent be entitled to any offset against the Escrow Account, including any proceeding or offset for any reimbursable fees, disbursements or expenses (including counsel fees and disbursements, if any) or losses suffered by Escrow Agent in connection with any action, suit, proceeding, claim or demand arising out of or relating to this Agreement.

        (h) Escrow Agent may resign as Escrow Agent under this Agreement by giving notice of such resignation in writing addressed to Buyer and the Selling Shareholders Representative, which writing shall specify a date not less than thirty days following the date of such notice when such resignation shall take effect. Escrow Agent may be removed at any time with or without cause by an instrument in writing duly executed by Buyer and the Selling Shareholders Representative. If Escrow Agent shall resign or be removed as Escrow Agent hereunder, Buyer shall appoint a successor escrow agent reasonably acceptable to Buyer and the Selling Shareholders Representative by an instrument of substitution complying with any applicable requirements of law and, in the absence of any such requirement, without formality other than appointment and designation in writing. Such appointment and designation shall be full evidence of Buyer's right and authority to make such appointment and designation, and of all facts therein recited. Upon the effective date of Escrow Agent's removal as escrow agent hereunder, such successor escrow agent shall become Escrow Agent hereunder and shall have all of the rights, powers, privileges, immunities and duties hereby conferred upon Escrow Agent. All references herein to Escrow Agent shall be deemed to refer to the party from time to time acting hereunder as escrow agent. Upon replacement of Escrow Agent as escrow agent hereunder, Escrow Agent shall deliver the entire Escrow Deposit to its successor as escrow agent hereunder in accordance with the written instructions of Buyer.

        (i) Each of the parties hereto acknowledge that Baer Marks & Upham LLP has in the past represented Holdings, the Company and the Selling Shareholders as legal counsel, and is currently representing Holdings, the Company and the Selling Shareholders as legal counsel in connection with the transactions contemplated by this Agreement, the Securities Purchase Agreement and such other related documents. In addition, the parties hereto acknowledge and agree that neither the agreement by the parties hereto that Baer Marks & Upham LLP shall act as Escrow Agent, nor any other term of this Agreement, nor any other agreement or understanding between or among the parties hereto shall prevent or inhibit, or be construed or interpreted so as to prevent or inhibit, Baer Marks & Upham LLP from serving at any time as legal counsel to Holdings, the Company or any Selling Shareholder or any parent, subsidiary, shareholder, director, officer, agent or affiliate of Holdings, the Company or any Selling Shareholder (collectively, the "Selling Parties"), whether in connection with this Agreement or otherwise. The foregoing notwithstanding, it shall be a condition precedent to Baer Marks & Upham LLP's ability to serve as legal counsel to any of the Selling Parties in connection with any dispute under this Agreement that Baer Marks & Upham LLP deposit any amounts held as Disputed Purchase Price or Disputed Funds under this Agreement with a court of competent jurisdiction (subject to
Section 5(g) hereof) or with an unrelated third party successor escrow agent mutually acceptable to Buyer and the Selling Shareholders Representative.

        (j) Each party shall be responsible for all taxes payable on any Escrow Interest distributed to it. Any taxes which become due with respect to accrued interest on any Disputed Purchase Price or Disputed Funds, shall be paid by Escrow Agent out of the Disputed Purchase Price or Disputed Funds, as may be applicable.

        (k) Escrow Agent covenants that it will not withhold United States withholding taxes from payments to be made to BIB if BIB provides Escrow Agent, upon Escrow Agent's reasonable request, with Internal Revenue Service Form W-8, Form 4224 or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to BIB's entitlement to an exemption from any such withholding requirements.

        (l) Escrow Agent covenants that it will not withhold United States withholding taxes from payments to be made to BIB, if any, in excess of any applicable treaty rate under an income tax treaty, if any, between the United States and Bahrain if BIB provides Escrow Agent, upon Escrow Agent's reasonable request, with Internal Revenue Service Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to BIB's entitlement to a reduced rate of withholding under any such withholding requirements.

    5.  MISCELLANEOUS

        (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date and time sent if such notices and other communications are delivered by messenger, transmitted by telex or telecopier (with receipt confirmed), or mailed by registered or certified United States mail, postage prepaid, as follows:

        (i) If  to  Holdings,  the  Company  or   the  Selling
Shareholders:

                c/o Carrols Corporation
                968 James Street
                Syracuse, New York 13203
                Attention:  Mr. Alan Vituli
                           Joseph Zirkman, Esq.

            with a copy to:

                Baer Marks & Upham LLP
                805 Third Avenue
                New York New York 10022
                Attention:  Joel M. Handel, Esq.

        (ii)If to Buyer or BIB:

                c/o Dilmun Investments, Inc.
                Metro Center
                One Station Place
                Stamford, Connecticut 06902
                Attention:  Mr. Paul Durrant

            with a copy to:

                Pryor, Cashman, Sherman & Flynn
                410 Park Avenue
                New York, New York 10022
                Attention:  Selig D. Sacks, Esq.

        (iii) If to Escrow Agent:

                Baer Marks & Upham LLP
                805 Third Avenue
                New York New York 10022
                Attention:  Joel M. Handel, Esq.

or to such other address as the persons to whom notice is to be given may have previously furnished to the others in the manner set forth above, provided that notices of changes of address shall be effective only upon receipt.

        (b) ASSIGNMENT. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned by BIB or Buyer, other than to a subsidiary or corporate affiliate of BIB or Buyer, or assigned by the Selling Shareholders without the prior written consent of the other party, except that no such consent shall be required for an assignment of Buyer's rights under this Agreement as security for any acquisition financing.

        (c) ENTIRE AGREEMENT, AMENDMENT. This Agreement, together with the Securities Purchase Agreement, including the schedules, exhibits and other agreements or writings referred to therein or delivered pursuant thereto, contains the entire understanding of the parties hereto with respect to its subject matter, and this Agreement may be amended only by a written instrument duly executed by all the parties hereto.

        (d) HEADINGS.   Article and section headings contained
herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (f) GOVERNING  LAW.   This Agreement shall be governed
by, and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

        (g) CONSENT TO JURISDICTION. Any legal action, suit or proceeding arising out of or relating to this Agreement may only be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party (including BIB) agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding if brought in such courts would be in an inconvenient forum, that the venue of the action, suit or proceeding, if brought in any of such courts, is improper or that this Agreement or any of the other agreements, documents or instruments to be executed and delivered by BIB, Buyer, Holdings, the Company or the Selling Shareholders pursuant hereto or the subject matter hereof or
thereof   may  not  be  enforced  in  or  by  such  courts  on
jurisdictional grounds.

        (h) TERMINATION.   This Agreement shall remain in full
force and effect until Escrow Agent has disposed of all of the Escrow Deposit and Escrow Interest, if any, in accordance with the terms hereof.


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
    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the authorized officers or representatives of BIB, Buyer, Holdings, the Company, the Selling Shareholders and Escrow Agent as of the date first above written.


                         ATLANTIC RESTAURANTS, INC.


                         By: _________________________
                             Name:
                             Title:


                         BAHRAIN INTERNATIONAL BANK (E.C.)


                         By: _________________________
                             Name:
                             Title:


                         CARROLS HOLDINGS CORPORATION


                         By: _________________________
                             Name:
                             Title:



                         CARROLS CORPORATION


                         By: _________________________
                             Name:
                             Title:



                         ______________________________
                         Alan Vituli
                         Selling Shareholders Representative





                         ______________________________
                         Daniel T. Accordino
                         Principal Manager




                         ______________________________
                         Richard V. Cross
                         Principal Manager



                     BAER MARKS & UPHAM LLP,
                         as Escrow Agent


                         By: _________________________
                             Name:
                             Title:


{[C:\WPDOCS\ESCROW5.DOC/<<Date>>]}